Exhibit 99.1

CorEnergy Declares 2013 Third Quarter Dividend of $0.125 Per Share

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – September 18, 2013 – The Board of Directors of CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today declared the Company’s third quarter 2013 dividend of $0.125 per share, consistent with last quarter. CorEnergy has also reiterated annualized dividend guidance for 2013 of no less than $0.50 per share. The third quarter dividend is payable on October 4, 2013 to shareholders of record on September 30, 2013.

The final tax character of this distribution cannot be determined prior to the Company’s fiscal year end.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth. CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure and an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $12.8 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of August 31, 2013. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com